UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2026

CVRx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40545	41-1983744
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9201 West Broadway Avenue, Suite 650

Minneapolis, MN 55445

(Address of principal executive offices) (Zip Code)

(763) 416-2840

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CVRX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2026, CVRx, Inc. (the “Company”) announced that its Board of Directors (the “Board”) appointed John Landry as Chief Financial Officer (“CFO”). Mr. Landry succeeds Jared Oasheim who, as previously disclosed on June 8, 2026, gave notice of his intention to resign as CFO after his successor commences in the role. Mr. Landry’s employment will commence on October 12, 2026 to facilitate a smooth transition before assuming the responsibilities of CFO on the day after the Company files its Form 10-Q for its quarter ending September 30, 2026. A copy of the press release announcing Mr. Landry’s appointment is filed as Exhibit 99.1 hereto.

Mr. Landry, age 54, currently serves as Chief Financial Officer of Nyxoah SA, a medical technology company focused on the development and commercialization of innovative solutions to treat obstructive sleep apnea, a position he has held since November 2024. Mr. Landry previously served as Senior Vice President, Chief Financial Officer, and Treasurer of Vapotherm Inc., a developer and manufacturer of advanced respiratory technology, from July 2020 to October 2024, prior to which he served as Vice President, Chief Financial Officer, Secretary and Treasurer from August 2012 to July 2020. Prior to Vapotherm, Mr. Landry served as Director of International Marketing at Medtronic, Inc. from 2011 to 2012 following its acquisition in August 2011 of Salient Surgical Technologies, Inc., where Mr. Landry held positions of increasing responsibility from 2004 to 2011. Prior to this, Mr. Landry held various financial leadership roles at Bottomline Technologies, Hussey Seating Company, and Coopers & Lybrand LLP. Mr. Landry currently serves on the board of directors of Liberate Medical, Inc. Mr. Landry received a B.S. in Accountancy from Bentley College. He is a certified public accountant (inactive).

The Compensation Committee of the Board approved the following compensation for Mr. Landry: (i) an initial annual base salary of $500,000, (ii) a target cash incentive award of 50% of base salary (which will be pro-rated for fiscal 2026), (iii) initial equity awards consisting 75% of stock options and 25% of restricted stock units (“RSUs”) that together represent 0.80% of the base total common shares outstanding as of the date his employment commences, applying a 1.5:1 multiple of options to RSUs, which will have terms consistent with the Company’s current forms of equity awards and will be granted under the Nasdaq inducement grant exemption, (iv) payment of his forfeited pro-rated bonus from his current employer that is subject to repayment if Mr. Landry resigns or is terminated for cause prior to the first anniversary of his hire date, and (v) reimbursement of travel expenses from his residence. Mr. Landry will receive the Company’s standard form of severance agreement for executive officers. The foregoing description of the compensation arrangements is qualified in its entirety by reference to the offer letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Offer letter for John Landry, dated September 16, 2026
99.1	Press release of CVRx, Inc., dated September 21, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVRx, Inc.

Date: September 21, 2026	By:	/s/ Jared Oasheim
Name: Jared Oasheim
Its: Chief Financial Officer